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                                                            Corp. Communications
Tel: (604) 293-7857                                          Tel: (800) 347-7010

THE LOEWEN GROUP INC.                                               EXHIBIT 99-2
            (NYSE, TSE, ME: LWN)                                            NEWS





                              FOR IMMEDIATE RELEASE

                            LOEWEN GROUP UNDERWRITERS

                         EXERCISE OVER-ALLOTMENT OPTION

                  Gross Proceeds in Equity Offering Increase from
                  $396 Million to $455 Million

VANCOUVER, BC, June 9, 1997 -- The Loewen Group Inc. today announced that the underwriters of its recent equity offering have exercised their over-allotment option in full to purchase an additional 1.8 million Common shares from Loewen. On May 29, 1997 the offering had been increased from 10 million to 12 million Common shares and priced at $33 per share. The exercise of the over-allotment option further increases the gross proceeds of the offering to $455 million.

Net proceeds from the offering will be used for working capital and general corporate purposes, including acquisitions. Pending use for such purposes, the net proceeds will be used to reduce borrowings.

The offering was managed by Smith Barney Inc. and Nesbitt Burns Inc.

"The success of this offering and the response of the investment community reflects confidence in our business plan and provides the Company with more flexibility to fund future growth," said Raymond L. Loewen, Chairman and Chief Executive Officer.

Over the past several years, the company has successfully capitalized on the favorable fundamentals of the funeral service industry by: acquiring a significant


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number of small, family-owned funeral homes and cemeteries; acquiring
"strategic" operations consisting predominantly of large, multi-location urban properties that generally serve as platforms for acquiring small, family-owned businesses in surrounding regions; and improving the revenue and profitability of newly-acquired and established locations. As a result of the successful implementation of this strategy, the company has grown significantly. Over the last five fiscal years, the company's revenues and earnings from operations have grown at compound annual growth rates of 41.1% and 39.2%, respectively, representing the highest such growth rates among the three largest public funeral home and cemetery operators.

With corporate offices in Vancouver, British Columbia, Cincinnati and Philadelphia, The Loewen Group Inc. employs approximately 17,000 people and owns or operates more than 1,000 funeral homes and 370 cemeteries across the United States and Canada. Approximately 94% of its 1996 consolidated revenue derived from locations in the United States.

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